News Release

Mary Lou Ambrus
908-582-3060 (work)
800-759-8888, pin 1641002 (pager)
mambrus@lucent.com

Bill Price
908-582-4820 (work)
800-759-8888, pin 2584777 (pager)
williamprice@lucent.com

LUCENT TECHNOLOGIES REACHES AGREEMENT IN PRINCIPLE WITH SEC STAFF TO RESOLVE ALL MATTERS UNDER INVESTIGATION

FOR IMMEDIATE RELEASE:  THURSDAY, February 27, 2003

MURRAY HILL, N.J.– Lucent Technologies today said that the company reached an agreement in principle with the staff of the Securities and Exchange Commission, which would resolve the commission’s investigation of the company.  The agreement is subject to final approval of the commission.

In November and December 2000, Lucent identified certain revenue recognition issues that it publicly disclosed and brought to the SEC’s attention. Without admitting or denying any wrongdoing, Lucent said it would consent to a settlement enjoining the company from future violations of the anti-fraud, reporting, books and records and internal control provisions of the federal securities laws.

Under the agreement in principle, the company would pay no fines or penalties and would not be required to make any financial restatements.  The settlement would conclude the SEC’s investigation of Lucent.

“We self reported certain revenue recognition issues to the SEC in November and December 2000 as soon as we discovered them and cooperated with the SEC,” said Patricia Russo, chairman and CEO of Lucent Technologies. “We are very pleased to be able to put this issue behind us in this manner and totally focus on moving our business forward.”

Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers.  Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks.  The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new, revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

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